                           [EQUIFAX LETTERHEAD]


FOR IMMEDIATE RELEASE                         CONTACT:   DAVE MOONEY
                                                         DIR, PUBLIC RELATIONS
                                                         404-885-8117 (O)
                                                         dave.mooney@equifax.com


                      EQUIFAX ACQUIRES MAJORITY INTEREST
                              IN BRAZIL'S LEADING
                         FINANCIAL INFORMATION COMPANY

                      SEGURANCA AO CREDITO E INFORMACOES
                               IS PREEMINENT IN
                      COMMERCIAL AND CONSUMER INFORMATION

     ATLANTA and SAO PAULO, August 24, 1998 -- Equifax today announced it has purchased 80 percent ownership in Seguranca ao Credito e Informacoes (SCI), the leading commercial financial information company and a major supplier of consumer information in Brazil. This acquisition is one of Equifax's largest, approximately $200 million U.S. (approximately R$232 million Brazilian Reais) and further solidifies Equifax's position as the leading information company in Latin America.

     SCI is headquartered in Sao Paulo and has more than 1,000 employees and 47 branch locations. SCI will become an Equifax company. It provides financial information to more than 21,000 clients including manufacturers, wholesalers, retailers and financial institutions. Revenues for 1997 were approximately $80 million.

     Thomas F. Chapman, Equifax president and CEO, said, "By acquiring a majority interest in SCI, Equifax continues to strategically expand globally and in Latin America while attaining a major position in Brazil. Brazil is strategically important to Equifax because it has the fifth largest population in the world
                                  -- more --

SCI 2-2-2

and is Latin America's leading economy. This acquisition is a natural extension of Equifax's world-class information business -- a business we've been in for the past 100 years. It's the right place at the right time for Equifax as we continue to change the shape of global commerce."

     Both SCI's commercial and consumer databases contain positive trade line information in addition to delinquency information. Commercial information in SCI's database offers a complete picture of more than two million businesses in Brazil. The consumer information database now contains approximately 5 million consumer files. With Brazil's population of 160 million, Equifax anticipates dramatic market growth in the demand for consumer information. An expanded credit information system, containing positive as well as delinquency data, will accelerate the growth of the credit economy through development of credit marketing and credit scoring operations for clients.

     John Gottheiner, founder of SCI, said, "Co-founder Lotario Krause and I have built SCI into Brazil's leading information company. Our association with Equifax will generate a quantum leap in technology and service for the company and also serve to support and strengthen the Brazilian economy in the process."

     Equifax believes that in the long-term this strategic acquisition will generate significant revenue and earnings and add value for its shareholders. In the near term this acquisition is expected to modestly dilute 1998 earnings by about $0.02 per share and 1999 earnings by about $0.03 per share. The acquisition is expected to have a positive impact on EPS after 1999. With the SCI acquisition, Equifax now operates in 18 countries worldwide with sales in more than 40 countries. In Latin America, the company now has significant operations in Argentina, Brazil, Chile, Colombia, El Salvador, Mexico and Peru.

     EQUIFAX (NYSE: EFX) is a worldwide leader in shaping global commerce by bringing buyers and sellers together through its information, transaction, consulting and knowledge-based businesses. Equifax serves the banking, financial, retail, credit card, telecommunications/utilities, transportation and healthcare industries and government. Founded in 1899, Atlanta-based Equifax today has 13,000 employees. Revenues for the 12 months ended June 30, 1998, were nearly $1.5 billion. For more Equifax information, visit the company's Internet web site at http://www.equifax.com.
                      ----------------------
                                    #  #  #
     Statements in this press release that relate to future plans, objectives, expectations, performance, events and the like are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and the Securities Exchange Act of 1934. Future events, risks and uncertainties, individually or in the aggregate, could cause actual results to differ materially from those expressed or implied in these statements. Those factors could include worldwide and U.S. economic conditions, changes in demand for the company's products and services, risks associated with the integration of acquisitions and other investments, and other factors discussed in the "forward-looking information" section in the management's discussion and analysis included in the company's annual report on Form 10-K for the year ended December 31, 1997.